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EXHIBIT 21.1
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Subsidiaries of Carrollton Bancorp

Carrollton Bancorp

   Carrollton Bank

    Carrollton Financial Services, Inc.

    Carrollton Community Development Corp.

    Carrollton Mortgage Services, Inc.

 Subsidiaries are indicated by indentation. All subsidiaries are 100% owned, except for Carrollton Community Development Corp. which is 87.5% owned.